Exhibit 99.1

STAAR Surgical Reports First Quarter Results

ICL Units Up 39% Resulting in Seventh Consecutive Quarter of Significant Growth

Earnings per Share of $0.03

Announces U.S. Surgeons Summit

LAKE FOREST, CA, May 1, 2019--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the first quarter ended March 29, 2019.

First Quarter 2019 Overview

•	Net Sales of $32.6 Million Up 20% from the Prior Year Quarter
•	ICL Sales Up 31% and Units Up 39% from the Prior Year Quarter
•	ICL Sales Up 34% and Net Sales Up 23% on a Constant Currency Basis from the Prior Year Quarter
•	Gross Margin at 74.2% Up 250 Basis Points from the Prior Year Quarter
•	First Quarter Net Income of $0.03 per Share vs. Prior Year Net Income of $0.01 per Share
•	Cash, Cash Equivalents and Restricted Cash Ended the Quarter at $102.2 Million

“Our ICL family of lenses continue to grow at rates significantly above reported growth for the Ophthalmic Refractive sector,” said Caren Mason, President and CEO of STAAR Surgical. “Total ICL units grew 39% globally in the first quarter including 86% growth in Japan, 62% in Korea, 56% in China, 27% in Germany and 23% in India as compared to the prior year quarter. As we recognize and appreciate seven quarters of strong double digit ICL sales and unit growth, we anticipate the strong future our product pipeline and market expansion should provide. The U.S. is one of many markets with significant potential for the ICL and we are pleased to announce our inaugural invitation only U.S. Surgeons Summit. This summer weekend summit will bring together key ophthalmic opinion leaders and executives for educational, podium and panel participation and a thoughtful exchange of ideas as we execute our path forward in the U.S. Joining the U.S. contingent will be top surgeons from China, Japan and Germany who will share their clinical pathways, learnings, and business models to a new ICL continuum of visual freedom care and economic expansion. We are delighted to report the initial response to our surgeon outreach has been very strong with U.S. refractive surgeon opinion leaders leading educational sessions and surgeons from the largest refractive markets in the U.S. participating.”

Financial Overview – Q1 2019

Net sales were $32.6 million for the first quarter of 2019, up 20% compared to $27.1 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 31% and 39%, respectively.  Other Product Sales decreased 19% compared to the prior year quarter. Currency, primarily the Euro, negatively impacted Net Sales by approximately $0.7 million in the first quarter. Adjusting for the impact of Currency, Net sales in the first quarter of 2019 were $33.3 million, representing 23% growth over the prior year quarter.

Gross profit margin for the first quarter of 2019, was 74.2% compared to the prior year period of 71.7%.  The 250 basis point increase in gross profit margin for the quarter is due to favorable product mix resulting from increased sales of ICLs and decreased sales of injector parts and lower unit costs, partially offset by the effect of lower average selling prices (ASPs) for lower diopter ICLs and large volume commitment strategic partners.

Exhibit 99.1

Operating expenses for the quarter were $22.6 million compared to the prior year quarter of $18.6 million.  General and administrative expenses were $6.8 million compared to the prior year quarter of $5.8 million.  The increase in general and administrative expenses was due to increased headcount and salary-related expenses including stock-based compensation and increased facility costs.  Marketing and selling expenses were $10.1 million compared to the prior year quarter of $7.5 million.  The increase in marketing and selling expenses was due to increased headcount and salary-related expenses including stock-based compensation, increased travel expenses and continued investments in digital, strategic, and consumer marketing.  Research and development expenses were $5.6 million compared to the prior year quarter of $5.4 million.

Net income for the first quarter of 2019 was $1.4 million or approximately $0.03 per share compared with net income of $0.6 million or $0.01 per share for the prior year quarter.  Non-GAAP Adjusted Net Income for the first quarter of 2019 was $4.3 million or $0.09 per share compared to $2.0 million or $0.05 per share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and restricted cash at March 29, 2019 totaled $102.2 million, compared to $104.0 million at the end of the fourth quarter of 2018.  The Company generated $0.7 million in cash from operations in the first quarter.

Conference Call

The Company will host a conference call and webcast today, Wednesday, May 1, 2019 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress.  To access the conference call (Conference ID 2299537), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 2299537) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions and stock-based compensation expenses.  Management believes that “Adjusted Net Income” and “Adjusted Net Income Per Share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com.  STAAR markets lenses in over 75 countries and had approximately 475 full-time equivalent employees at December

Exhibit 99.1

28, 2018. Headquartered in Lake Forest, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for 2019 or prospects for achieving such plans, expectations for sales, revenue, or earnings, product safety or effectiveness, and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2018 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; potential international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	March 29, 2019	December 28, 2018
Current assets:
Cash and cash equivalents	$102,111	$103,877
Accounts receivable trade, net	26,601	25,946
Inventories, net	16,439	16,704
Prepayments, deposits, and other current assets	7,534	5,045
Total current assets	152,685	151,572
Property, plant, and equipment, net	11,300	11,451
Finance lease right-of-use assets, net	2,445	-
Operating lease right-of-use assets, net	6,629	-
Intangible assets, net	263	243
Goodwill	1,786	1,786
Deferred income taxes	1,275	1,278
Other assets	836	1,009
Total assets	$177,219	$167,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$3,272	$3,780
Accounts payable	7,018	6,524
Obligations under finance leases	1,158	1,098
Obligations under operating leases	2,495	-
Allowance for sales returns	2,971	2,895
Other current liabilities	11,317	13,431
Total current liabilities	28,231	27,728
Obligations under finance leases	656	459
Obligations under operating leases	4,270	-
Deferred income taxes	1,100	1,022
Asset retirement obligations	206	206
Deferred rent	-	188
Pension liability	5,418	5,310
Total liabilities	39,881	34,913

Stockholders' equity:
Common stock	444	442
Additional paid-in capital	292,722	289,584
Accumulated other comprehensive loss	(1,343)	(1,320)
Accumulated deficit	(154,485)	(156,280)
Total stockholders' equity	137,338	132,426
Total liabilities and stockholders' equity	$177,219	$167,339

Exhibit 99.1

Consolidated Statements of Income
(In 000's except for per share data)
Unaudited

	Three Months Ended
	% of	March 29, 2019	% of	March 30, 2018	Fav (Unfav)
	Sales		Sales		Amount	%
Net sales	100.0%	$32,583	100.0%	$27,093	$5,490	20.3%

Cost of sales	25.8%	8,403	28.3%	7,662	(741)	-9.7%

Gross profit	74.2%	24,180	71.7%	19,431	4,749	24.4%

Selling, general and administrative expenses:
General and administrative	21.0%	6,837	21.3%	5,771	(1,066)	-18.5%
Marketing and selling	31.1%	10,143	27.5%	7,454	(2,689)	-36.1%
Research and development	17.3%	5,635	20.0%	5,407	(228)	-4.2%
Total selling, general, and administrative expenses	69.4%	22,615	68.8%	18,632	(3,983)	-21.4%

Operating income	4.8%	1,565	2.9%	799	766	95.9%

Other income (expense):
Interest Income (expense), net	0.8%	271	0.0%	(12)	283	2358.3%
Loss on foreign currency transactions	-0.7%	(248)	-0.3%	(77)	(171)	-222.1%
Royalty income	0.5%	171	0.6%	157	14	8.9%
Other income, net	0.3%	97	0.1%	17	80	470.6%
Total other income, net	0.9%	291	0.4%	85	206	242.4%

Income before provision for income taxes	5.7%	1,856	3.3%	884	972	110.0%

Provision for income taxes	1.5%	489	1.1%	301	(188)	-62.5%

Net income	4.2%	$1,367	2.2%	$583	$784	134.5%

Net income per share - basic		$0.03		$0.01
Net income per share - diluted		$0.03		$0.01

Weighted average shares outstanding - basic		44,235		41,410
Weighted average shares outstanding - diluted		46,913		43,087

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Three Months Ended
	March 29, 2019	March 30, 2018

Cash flows from operating activities:
Net income	$1,367	$583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,222	549
Amortization of long-lived intangibles	8	9
Deferred income taxes	79	92
Change in net pension liability	119	87
Stock-based compensation expense	2,641	1,301
Loss on disposal of property and equipment	-	6
Provision for sales returns and bad debts	(34)	514
Inventory provision	455	506
Changes in working capital:
Accounts receivable	(554)	(2,755)
Inventories	(7)	(396)
Prepayments, deposits and other current assets	(2,317)	(730)
Accounts payable	(185)	2,038
Other current liabilities	(2,063)	726
Net cash provided by operating activities	731	2,530

Cash flows from investing activities:
Acquisition of property and equipment	(2,203)	(965)
Increase in patents and licenses	(30)	-
Net cash used in investing activities	(2,233)	(965)

Cash flows from financing activities:
Repayment on line of credit	(499)	-
Repayment of finance lease obligations	(365)	(380)
Proceeds from vested resricted stock and exercise of stock options	624	454
Net cash provided by (used in) financing activities	(240)	74

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(24)	612

(Decrease) increase in cash, cash equivalents and restricted cash	(1,766)	2,251
Cash, cash equivalents and restricted cash, at beginning of the period	103,999	18,641
Cash, cash equivalents and restricted cash, at end of the period	$102,233	$20,892

Exhibit 99.1

Global Sales
(in 000's)
Unaudited

	Three Months Ended
		March 29, 2019		March 30, 2018	% Change
Sales by Region					Fav (Unfav)
North America	6.7%	$2,198	7.7%	$2,079	5.7%
Europe	21.6%	7,027	25.8%	6,990	0.5%
Middle East, Africa, Latin America	3.8%	1,238	5.6%	1,519	-18.5%
Asia Pacific	67.9%	22,120	60.9%	16,505	34.0%
Total Sales	100.0%	$32,583	100.0%	$27,093	20.3%

Core Product Sales
ICLs	85.3%	$27,786	78.1%	$21,158	31.3%
Other Product Sales
IOLs	12.3%	4,017	15.0%	4,058	-1.0%
Injector Parts and Other	2.4%	780	6.9%	1,877	-58.4%
Total Other Sales	14.7%	4,797	21.9%	5,935	-19.2%
Total Sales	100.0%	$32,583	100.0%	$27,093	20.3%

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited	Three Months Ended
	March 29, 2019	March 30, 2018

Net income (as reported)	$1,367	$583
Less:
Foreign currency impact	248	77
Stock-based compensation expense	2,641	1,301
Net income (adjusted)	$4,256	$1,961

Net income per share, basic (as reported)	$0.03	$0.01
Foreign currency impact	0.01	-
Stock-based compensation expense	0.06	0.03
Net income per share, basic (adjusted)	$0.10	$0.05

Net income per share, diluted (as reported)	$0.03	$0.01
Foreign currency impact	0.01	-
Stock-based compensation expense	0.06	0.03
Net income per share, diluted (adjusted)	$0.09	$0.05

Weighted average shares outstanding - Basic	44,235	41,410
Weighted average shares outstanding - Diluted	46,913	43,087

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding